EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Certain of IMC Global Inc.'s subsidiaries are listed below. These subsidiaries are all included in the Company's consolidated financial statements, and collectively, together with IMC Global Inc., account for more than 90 percent of consolidated net sales, earnings from continuing operations before income taxes and total assets.

	Jurisdiction of Incorporation	Percent Ownership
IMC Global Operations Inc.	Delaware	100%
IMC Phosphates Company	Delaware	53.5%
IMC Global Netherlands B.V.	The Netherlands	100%
International Minerals & Chemical (Canada) Global Limited	Canada	100%
The Vigoro Corporation	Delaware	100%
KCL Holdings, Inc.	Delaware	100%
IMC USA Inc. LLC	Delaware	100%
IMC Potash Colonsay N.V.	Netherlands Antilles	100%
IMC Potash Carlsbad Inc.	Delaware	100%
IMC Canada Ltd.	Canada	100%
Western Ag-Minerals Company	Nevada	100%
Phosphate Resource Partners Limited Partnership	Delaware	51.6%
Harris Chemical North America LLC	Delaware	100%
IMC USA Holdings Inc.	Delaware	100%
IMC Chemicals Inc.	Delaware	100%
IMC Potash Colonsay ULC	Nova Scotia	100%
IMC Global Potash Holdings N.V.	Netherlands Antilles	100%
IMC Esterhazy Ltd.	Canada	100%
IMC Esterhazy Canada Limited Partnership	Canada	100%

A number of subsidiaries are not shown, but even as a whole they do not constitute a significant subsidiary.